EXHIBIT 10.65

CONFIDENTIAL TREATMENT REQUESTED

Execution Copy

(Convenience Translation)

LIMITED PARTNERSHIP AGREEMENT

of

AMD Fab 36 Limited Liability Company & Co. KG (the “Partnership”)

by and between

1. AMD Fab 36 LLC, a Delaware company, business address: One AMD Place, Sunnyvale, CA 94088, California, U.S.A.,

- hereinafter referred to as the “General Partner”or AMD Fab 36 LLC” -

and

2. LM Beteiligungsgesellschaft mbH, Leipzig, registered under HRB 20581 in the Commercial Register kept at the Amtsgericht [Local Court] Leipzig, business address: Messe-Allee 1, 04356 Leipzig,

- hereinafter referred to as the “Second General Partner” –

and

3. AMD Fab 36 Holding GmbH, Dresden, registered under HRB 21270 in the Commercial Register kept at the Amtsgericht Dresden, business address: Wilschdorfer Landstraße 101, 01109 Dresden,

- hereinafter referred to as the “Fab 36 Holding” -

and

4. AMD Fab 36 Admin GmbH, Dresden, registered under HRB 22350in the Commercial Register kept at the Amtsgericht Dresden, business address: Wilschdorfer Landstraße 101, 01109 Dresden,

- hereinafter referred to as the “Fab 36 Admin” -

and

5. Leipziger Messe GmbH, Leipzig, registered under HRB 622 in the Commercial Register kept at the Amtsgericht Leipzig, business address: Messe-Allee 1, 04356 Leipzig,

- hereinafter referred to as the “Leipziger Messe GmbH” –

and

6. Fab 36 BeteiligungsGmbH, Stuttgart, registered under HRB 23351 in the Commercial Register kept at the Amtsgericht Stuttgart, business address: Lotterbergstrasse 30, 70499 Stuttgart,

- hereinafter referred to as “M+W” –

Fab 36 Holding and Fab 36 Admin hereinafter collectively referred to as the “AMD Limited Partners”.

The General Partner, Fab 36 Holding and Fab 36 Admin hereinafter collectively referred to as the “AMD Partners”.

The Leipziger Messe GmbH, the General Partner, Fab 36 Holding, Fab 36 Admin, M+W and the Second General Partner hereinafter collectively referred to as the “Partners”.

Preamble

On 20 November 2003, the Free State of Saxony as co-shareholder of Leipziger Messe GmbH, M+W and Advanced Micro Devices, Inc. (hereinafter “AMD Inc.”), which is the direct and/or indirect sole shareholder of the General Partner and of the AMD Limited Partners, entered into a Cooperation Agreement in order to use and develop to the industrial production stage semiconductor manufacturing technology and to produce 300 mm silicon wafers on which integrated circuits, in particular, for microprocessors are fabricated (“Wafer”) at a wafer production facility to be built in Dresden, in particular, for microprocessors, (hereinafter the “Fab 36”) with the support and the participation of the Free State of Saxony. Fab 36 is to be built and operated by the Partnership for this purpose. The Free State of Saxony uses Leipziger Messe GmbH as a Holding Company within the meaning of the Cooperation Agreement. Besides their interests as limited partners of the Partnership, Leipziger Messe GmbH and M+W each participate in Fab 36 with a typical silent partner’s interest within the framework of the simultaneously concluded agreement on the formation of a silent partnership (“Silent Partnership Agreement”).

In December 2002, AMD Inc. entered into an extensive agreement with IBM for the joint development (Joint Development Agreement, hereinafter referred to as the “JDA”) of a technological basis for the manufacture of chips for high performance products of the future. The JDA encompasses cooperation in the range of 65 and 45 nm technology generations with the possibility of even smaller sized structures. This groundwork will be carried out on the basis of 300 mm Wafers. The manufacturing technology is intended to be adjusted, by continuous and rapid improvement, to the requirements of mass production and further developed according to market requirements.

Fab 36 is intended to be built beside the existing Fab 30. The commencement of industrial production is planned for 2006. The full capacity for the exclusive requirements of AMD Group companies is intended to be 13,000 Wafer outs per month. Buildings and clean room are designed for a capacity of 20,000 Wafer outs per month, which is to be used upon the joining of a further industrial partner. Up to approximately 1,035, [***] up to 1,400 qualified new jobs are intended to be created in Fab 36. Additional jobs at suppliers will also result. The Free State of Saxony attaches particular importance to the fact that the technological and financial basis of Fab 36 is secured as much as possible and will be further developed in Fab 36 and furthermore that its capital bears reasonable interest (“stand alone”).

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

Now, therefore, the parties hereto enter into the following Limited Partnership Agreement:

Article 1 NAME AND REGISTERED OFFICE

1.1 The name of the Partnership is “AMD Fab 36 Limited Liability Company & Co. KG”.

1.2 The registered office of the Partnership is located in Dresden.

Article 2 PURPOSE OF THE PARTNERSHIP

2.1 The purpose of the Partnership is the development of manufacturing technology to an industrial production stage and the production of microelectronic components on 300 mm Wafers initially in the range of 65 nm, later on also in the range of 45 nm technology generations with the possibility of even smaller sized structures in Dresden.

2.2 The Partnership shall have the right to perform any and all acts serving to achieve the purpose of the Partnership, directly or indirectly.

2.3 The Partnership may take an interest in, or acquire or form, companies with the same or a similar purpose. It may establish branches. This applies to both national and foreign territory in each case.

2.4 The participation of Leipziger Messe GmbH is intended to maintain and develop the Free State of Saxony as a center for microelectronics, in particular, to maintain and develop Dresden as a high-technology location, so as to maintain and create jobs for qualified staff. The participation of the AMD Partners is intended to build up a further manufacturing location in Dresden with own funds of the AMD Group, Leipziger Messe GmbH and of M+W. In addition to production, own research and development on a considerable scale to develop up to the industrial production stage semiconductor manufacturing technology will be carried out at Fab 36.

Article 3 PARTNER CONTRIBUTIONS AND PARTNERS

3.1 The partnership capital (limited partners’ contributions I and II) amounts to Euro 765 million (in words: sevenhundredandsixtyfivemillion Euro).

3.2 The general (personally liable) partners are AMD Fab 36 LLC and the Second General Partner. They hold no interest in the assets of the Partnership.

3.3 The limited partners are:

3.3.1 Fab 36 Holding with a liability capital of € 323,000 until the first milestone for Leipziger Messe GmbH (LM I) pursuant to Appendix 3.3 and from such point in time a liability capital of € 3,230,000 in total (limited partners’ contribution I of Fab 36 Holding) and an additional limited partners’ contribution of € 581,408,000 (limited partners’ contribution II); Fab 36 Holding shall have the right of earlier increase of the liability capital to be contributed by it,

3.3.2 Fab 36 Admin with a liability capital of € 200 (limited partners’ contribution I of Fab 36 Admin) until the first milestone for Leipziger Messe GmbH (LM I) pursuant to Appendix 3.3 and from such point in time a liability capital of € 2,000 in total (limited partners’ contribution I of Fab 36 Admin) and an additional limited partners’ contribution of € 360,000 (limited partners’ contribution II); Fab 36 Admin shall have the right of earlier increase of the liability capital to be contributed by it,

3.3.3 Leipziger Messe GmbH with a liability capital of € 110,500 until the first milestone for Leipziger Messe GmbH (LM I) pursuant to Appendix 3.3 and from such point in time a liability capital of € 1,105,000 in total (limited partners’ contribution I of Leipziger Messe GmbH) and an additional limited partners’ contribution of € 118,895,000 (limited partners’ contribution II), and

3.3.4 M+W with a liability capital of € 66,300 (limited partners’ contribution I of M+W) until the first milestone for Leipziger Messe GmbH (LM I) pursuant to Appendix 3.3 and from such point in time a liability capital of € 663,000 in total (limited partners’ contribution I of M+W) and an additional limited partners’ contribution of € 59,337,000 (limited partners’ contribution II).

3.4 The registration of the respective increased liability capital amounts shall simultaneously be arranged for all Partners upon occurrence of the first milestone for Leipziger Messe GmbH (LM I) pursuant to the milestone regulation attached as Appendix 3.3. Each Partner may increase its liability capital contribution at a date before the aforesaid date.

3.5 The limited partners’ contribution I shall be due and payable at the points in time specified in Appendix 3.3. The limited partners’ contribution II shall be due and payable at the points in time specified in Appendix 3.3. Payment shall be made by the installments specified therein. The limited partners’ contribution I and the first installment of the limited partners’ contribution II each of Leipziger Messe GmbH and M+W shall be due and payable at the earliest after transfer of the title to the real property described in Appendix 3.4 of AMD Saxony Limited Liability Company & Co. KG (“AMD Saxony”) to AMD Fab 36 or, in lieu thereof, after an application for registration of the new owner has been filed and only the issuance of the official record of change [Veränderungsnachweis] by the municipal land surveying office [Vermessungsamt] and the conveyance on the basis of such official record of change are still required for the registration of the new owner (in this respect, the application does not need to be sufficient for actual entry in the land register).

Every limited partner shall have the right to waive the requirement that any or all of the specified requirements are satisfied before the limited partners’contribution II becomes due by written notice to the respective other parties.

The respective Partner shall owe interest on unpaid contributions at a rate of 6.5 % per annum within the first two (2) weeks from the due date and thereafter at a rate of 13 % per annum which shall be debited to the Partner’s limited partners’ contribution account on a monthly basis; the right to claim further damages remains unaffected. If a Partner defaults [Verzug] in making its contribution, the Partnership shall be entitled to decide by partner resolution to expel the Partner pursuant to para. 12.2.3 after fruitless expiration of an additional period of not less than fifteen (15) days from notification of a warning of rejection to accept the contribution.

3.6 The liability of the limited partners towards the creditors of the Partnership shall be limited to the relevant liability amounts specified in para. 3.3 .

3.7 Every limited partner shall be entitled to make contributions to the Partnership in excess of the limited partners’ contributions I and II. Such contributions may be withdrawn at any time unless there are contradicting covenants or requirements under the Federal/State Guaranty Decision and/or the Syndicated Loan Agreement (in each case, as amended). In case of Leipziger Messe GmbH and M+W, such additional contribution requires prior written Partners’ Resolution which shall provide also for the conditions and possible time limitations of a withdrawal.

Article 4 PARTNER ACCOUNTS

4.1 For every limited partner a limited partners’ contribution account I (liability capital account), a limited partners’ contribution account II, a contribution account III, a current account, a profit reserve account and, in addition, for each of the AMD Limited Partners a loss carryover account and for Leipziger Messe GmbH and for M+W a profit netting account shall be kept.

4.2 The limited partners’ contribution account I and the limited partners’ contribution account II (collectively the “Capital Accounts”) will be kept as non-interest-bearing fixed accounts. The contribution account III will be kept as non-interest bearing variable capital account. The limited partners’ contribution I will be entered in the limited partners’ contribution account I. The limited partners’ contribution II will be entered in the limited partners’ contribution account II. Contributions of a Partner (Section 3.7) in excess of the sum of the limited partners’ contribution I and the limited partners’ contribution II will be entered in the contribution account III.

4.3 Withdrawable profit shares, withdrawals, interest on such account and other payment transactions between the limited partners and the Partnership will be entered on the current accounts. The balances on the current accounts are liabilities and/or claims of the Partners and of the Partnership. The accounts shall bear interest at a rate of 6.5 % per annum calculated on an equated basis.

4.4 Non-withdrawable profit shares will be entered in the profit reserve accounts. The accounts shall bear interest at a rate of 6.5% per annum calculated on an equated basis. These accounts do not constitute liabilities of the Partnership. However, in the event of liquidation of the Partnership, they vest a claim for preferential payment and may be transferred only together with the limited partner’s interests.

4.5 The pro rata losses will be entered in the loss carryover accounts. These accounts are non-interest-bearing and, in the event of transfer of limited partner’s interests, they devolve on the legal successor. The loss carryover accounts do not constitute liabilities of the Partners. However, in the event of liquidation of the Partnership, they have to be settled in advance without any additional funding obligation of the limited partners resulting therefrom.

4.6 A current account will be kept each for the General Partner and the Second General Partner. In particular, remuneration for activities/compensation for liability and reimbursement of expenses shall be entered in such current account. This account shall bear credit interest and debit interest at a rate of 6.5% p.a..

4.7 The profit claims of Leipziger Messe GmbH and of M+W pursuant to para. 9.5.3 sentence 3 will be entered in the profit netting accounts. They serve for the calculation of the profit claims of Leipziger Messe GmbH and of M+W in accordance with para. 9.5.4. The profit shares on these accounts shall bear interest at a rate of 6.5 % per annum calculated on an equated basis.

Article 5 MANAGEMENT AND REPRESENTATION

5.1 The management and the representation shall be the right and the obligation solely of the General Partner. The General Partner shall manage the affairs of the Partnership in accordance with the statutory provisions and this Limited Partnership Agreement. The Second General Partner shall always be excluded from the management and the representation.

5.2 The General Partner and its managers shall be exempted from the restrictions of Section 181 BGB [German Civil Code] for all legal acts performed together with or vis-à-vis the Partnership.

5.3 The General Partner shall receive a remuneration of € 25,000, plus applicable VAT as the case may be, payable in advance on an annual basis, for its activity. This remuneration constitutes expenditure of the Partnership. In addition, the Partnership shall reimburse the General Partner, once they accrue, any and all reasonable expenses and expenditure incurred for the management, against submission of supporting documents, as well as legal VAT on the remuneration, expenses and expenditure. The Second General Partner shall receive a liability remuneration in an amount equal to 6.5 % per annum of its capital stock of EUR 25,000 plus applicable VAT as the case may be.

5.4 Prior approval by way of a partner resolution shall be required for any and all transactions which are beyond the operative business of the Partnership’s commercial undertaking. Section 164 HGB [German Commercial Code] shall, however, be excluded in all other respects. It is the principal understanding of the contract parties that the operative management of the business on its own responsibility shall be incumbent on the General Partner except as otherwise provided in this Limited Partnership Agreement.

5.5 Fab 36 Holding shall have the sole authority to make any tax elections for the Partnership in respect of the United States (or any state or political subdivision thereof), and to sign and file any necessary documents in this regard that Fab 36 Holding, in its sole discretion, deems appropriate.

Article 6 CONFIDENTIALITY

6.1 Every Partner shall be obligated to treat confidentially and not to disclose to third parties any information which the Partner must reasonably regard as being confidential and of which the Partner learns in its capacity as party hereto. No Partner may use such information for purposes other than those for which it received the information. The Partners undertake to impose also on their staff members, company representatives and shareholders as well as lenders a duty of confidentiality to the extent provided hereunder. The Partners will make information accessible to their staff members, employees, lenders, equity investors or consultants only if and to the extent that the same need to know such information for the performance of this Limited Partnership Agreement and are subject to respective duties of confidentiality. Confidential information may be disclosed by any Partner to members of the profession of lawyers, certified public accountants or tax advisers, who are bound by the professional duty of secrecy, if and to the extent necessary to safeguard its own legitimate interests. Disclosure of confidential information to the banks funding Fab 36 and/or the capital contributions of the Fab 36 Partners or to the guarantors securing the bank loans or to the European Union shall be permissible provided that equivalent duties of confidentiality apply (in the case of the European Union as far as provided by law). Further exemptions from the duty of confidentiality may, in the individual case, be permitted by unanimous partner resolution.

Notwithstanding the foregoing or anything to the contrary in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each Partner shall be permitted to disclose the US income tax treatment and US income tax structure of the transactions set forth herein and set forth in related agreements. This permission to disclose includes the ability of each Partner to consult, without limitation of any kind, any tax advisor regarding the US income tax treatment or US income tax structure of the transactions set forth herein and set forth in related agreements. This right does not include the disclosure of other information including, but not limited to, (i) any parts of documentation which do not concern the US income tax treatment or US income tax structure of the transactions as set out in this Agreement or in related agreements, (ii) the identity of participants or potential participants in the transactions except as such information concerns the US income tax treatment or the US income tax structure of the transactions as set out in this Agreement or in related agreements, (iii) the existence or the status of negotiations, (iv) any financial information except financial information relating to the US income tax treatment or US income tax structure of the transactions as set forth in this Agreement or in related agreements, or (v) any other condition or any other detail which is not of significance for the US income tax treatment or US income tax structure of the transactions set forth in this Agreement or in related agreements. The Partners acknowledge that this written authorization does not constitute a waiver by any party of any privilege held by such party pursuant to the attorney-client privilege or the confidentiality privilege of Section 7525(a) of the U. S. Internal Revenue Code of 1986, as amended.

6.2 This obligation shall survive the termination of this Limited Partnership Agreement and/or the withdrawal of the obligated party from the Partnership.

6.3 This obligation does not apply to information which (i) is generally known, or (ii) has demonstrably been developed independently by the receiving Partner, or (iii) has been lawfully obtained from a third party other than through breach of a duty of confidentiality.

6.4 Furthermore, this obligation does not apply if and to the extent that the Partners are obligated by law or on the basis of orders of government authorities or according to applicable stock exchange rules to disclose the information received.

6.5 The Partners note that, within the framework of the political decision-making, the Free State of Saxony as shareholder of Leipziger Messe GmbH will have to submit the draft agreements to Saxon ministries, to the Saxon cabinet and to the Saxon parliament. The same applies to the City of Leipzig as shareholder of Leipziger Messe GmbH. There shall be no liability of the Free State and/or of Leipziger Messe GmbH for breach of confidentiality within the framework of the respective decision-making. There exist no damage claims whatsoever in this respect, including, but not limited to, claims on the basis of Section 839 BGB and Article 34 GG [German Constitution]. Any waiver of damage claims shall produce effects as a contract in favor of third parties, in particular, in light of Section 839 BGB. Technical data and technical details must be fully protected; no limitation of liability pursuant to sentence 3 applies in this respect. Section 394, 395 AktG [German Act on Stock Corporations] shall apply, mutatis mutandis, to the reporting of the representatives of the limited partner Leipziger Messe GmbH in the partners’ meeting and the partners’ committee towards the Free State of Saxony.

Article 7 PARTNERS’ MEETING

7.1 In addition to the matters otherwise incumbent on the partners’ meeting according to this Limited Partnership Agreement or on the basis of mandatory law, the partners’ meeting shall pass resolutions concerning the following matters:

7.1.1 adoption of the audited and certified annual financial statements and appropriation of the profit/loss for the year,

7.1.2 granting discharge to the General Partner,

7.1.3 election of the auditor,

7.1.4 amendment of the Limited Partnership Agreement,

7.1.5 increase of the liability capital contributions (limited partners’ contributions I),

7.1.6 sale and transfer of, or grant of a subinterest in, partnership interests, agreements with respect to trusteeship or similar structures regarding partnership interests and admission of new partners, to the extent not excluded by Article 10,

7.1.7 compulsory assignment and expulsion of Partners pursuant to Article 12,

7.1.8 matters concerning the partners’ committee as specified in more detail in para. 8.1 and para. 8.2,

7.1.9 dissolution of the Partnership including appointment and removal of liquidators,

7.1.10 increase of the limited partners’ contribution II,

7.1.11 decisions which have a material detrimental impact on the production, research and development at Fab 36,

7.1.12 decisions concerning Fab 36 which are materially detrimental to the location Dresden of Fab 36, and

7.1.13 all measures which may considerably adversely affect the state of affairs, the financial and earning position of the Partnership.

7.2 An ordinary partners’ meeting shall be held in every business year not later than two (2) months after audit of the annual financial statements for the preceding business year. The agenda of such partners’ meeting shall include at least the items referred to in paragraphs 7.1.1, 7.1.2 and 7.1.3. In addition, a partners’ meeting shall be held if and when the adoption of a resolution is required under this Limited Partnership Agreement or by law and upon request of a Partner.

7.3 The partners’ meetings shall be held at the place of the registered office of the Partnership or at any other place agreed by all Partners.

7.4 No partners’ meeting is required if all Partners agree to or participate in the adoption of resolutions by written procedure, by teletype, by telefax or electronically (by e-mail). The votes shall be addressed to the Partnership.

7.5 The partners’ meeting shall be called by the General Partner. Each Partner may, at any time, request the General Partner to call a partners’ meeting; this shall not apply to the Second General Partner. In the event that the managing director of the General Partner fails to comply with such request within two (2) weeks, the requesting Partners may themselves call a partners’ meeting. Notice of meeting shall be deemed duly given if it is mailed by registered letter together with the agenda to all Partners to the address last made known to the Partnership no later than two (2) weeks before the day of the partners’ meeting. Form and time requirements regarding the calling of partners’ meetings may be waived if all Partners agree.

7.6 The partners’ meetings shall be chaired by the General Partner or, if the General Partner is not present or represented, by a chairman of the meeting who will be elected under the leadership of the Partner representative oldest in age before dealing with the items on the agenda. The chairman of the meeting shall establish that a quorum is present at the partners’ meeting and decide on the method of voting, unless otherwise decided by the partners’ meeting by way of resolution.

7.7 The resolutions of the partners’ meeting shall be adopted by a simple majority of the votes cast, unless a different majority is mandatorily required by law or by this Limited Partnership Agreement. In the event of equality of votes, the motion shall be deemed rejected. Abstentions shall not be considered as votes. Every full Euro on the committed limited partners’ contribution accounts I shall entitle the owner thereof to one (1) vote; the General Partner shall have one (1) vote more than those of all limited partners together. The Second General Partner has no voting right.

7.8 Resolutions concerning the following matters shall be adopted by the partners’ meeting unanimously:

7.8.1 [***] pursuant to para. [***], unless expressly provided otherwise in this Agreement

7.8.2 [***] of the Partnership pursuant to para. [***],

7.8.3 [***] to para. [***],

7.8.4 measures which, in their importance, correspond to the subject matters set out above (in para. [***] through para. [***])

7.8.5 decisions pursuant to para. [***].

7.9 Resolutions concerning para. [***] and para. [***] shall be adopted by the partners’ meeting by a majority of [***] of the votes.

7.10 The partners’ meeting shall constitute a quorum if the General Partner and, in addition, at least half the voting limited partners’ capital is present or represented. If a partners’ meeting does not constitute a quorum, a new partners’ meeting shall immediately be called pursuant to para. 7.5 which shall constitute a quorum for the items on the agenda of the partners’ meeting lacking a quorum regardless of the number of represented votes or whether the General Partner is present; this shall be specified in the notice of the new meeting.

7.11 Every Partner may be represented or accompanied in a partners’ meeting by an employee authorized in writing or by another Partner authorized in writing or by a member of the profession of lawyers, certified public accountants or tax advisers who is bound by the professional duty of secrecy by operation of law. Leipziger Messe GmbH may be represented by authorized representatives of the Free State of Saxony.

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

7.12 The resolutions of the partners’ meeting shall be recorded in minutes which shall be signed by the chairman of the partners’ meeting. A copy of these minutes shall be sent to all Partners. The documents evidencing that the partners’ meeting has been called in a timely manner shall be kept. For resolutions of the Partners other than those adopted in partners’ meetings, a record shall be prepared of the contents, the voting procedure and the result of the vote. This record shall be signed by all managing directors and be sent in copy to all Partners by registered letter (“throw-in” registered letter) or otherwise against proof of receipt.

7.13 Invalidity of partner resolutions may be claimed only by filing an action against the Partnership within two (2) months from adoption of the resolution, or in the case of para. 7.12. sentence 3 since mailing of the letter. This period may be extended by unanimous partner resolution.

Article 8 PARTNERS’ COMMITTEE

8.1 The partners’ meeting shall, by resolution, set up a partners’ committee composed of six (6) members and lay down rules of procedure for such partners’ committee. The partners’ meeting shall appoint two (2) members nominated by Leipziger Messe GmbH and one (1) member nominated each by M+W, by the General Partner, by Fab 36 Admin and by Fab 36 Holding. Para. 7.7 shall apply mutatis mutandis to the adoption of resolutions by the partners’ committee. The members of the partners’ committee shall have as many votes as the Partners on the proposal of which they have been appointed (confer para. 7.7 sentence 4 and sentence 5).

8.2 The partners’ committee has the following responsibilities which may be extended by resolution of the partners’ meeting:

8.2.1 determination of the principles of the business policy including the business and investment plan,

8.2.2 supervision of the management,

8.2.3 [deliberately blank],

8.2.4 [***].

8.2.5 purchase or sale of participations for a purchase price in excess of [***] million,

8.2.6 joint ventures if and when the planned annual turnover of the joint venture exceeds [***] million,

8.2.7 conclusion of new agreements with group companies or holding companies of the AMD Group if and to the extent that they exceed sales of [***] million per annum in the individual case and are not listed in the Fab 36 business plan as well as agreements with respect to the grant of loans (of any kind whatsoever) by the Partnership to group or holding companies of the AMD Group. Irrespective of any fault, the AMD Partners warrant by means of an independent promise of warranty pursuant to Section 311 para. 1 German Civil Code that no such agreement has been concluded before the effectiveness of this Limited Partnership Agreement except the contracts attached to the Cooperation Agreement as Appendices.

8.2.8 modifications of the AMD Fab 36 Cost Plus Reimbursement Agreement if the rights or the economic situation of the limited partners Leipziger Messe GmbH and M+W are not insignificantly adversely affected thereby, as well as ordinary termination of the Fab 36 Cost Plus Reimbursement Agreement by the Partnership. The exclusion of the costs incurred by AMD Fab 36 for the services provided by AMD Inc. or AMD Saxony under the Fab 36 Management Service Agreement or pursuant to Section III of the AMD Fab 36 Cost Plus Reimbursement Agreement from the 10% cost markup (and 100% reimbursement in lieu thereof) is not deemed to significantly adversely affect the rights or the economic situation of the limited partners Leipziger Messe GmbH and M+W.

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

8.2.9 modifications of the Management Service Agreement, the License Agreement and/or the Syndicated Loan Agreement as well as termination of the Syndicated Loan Agreement by the Partnership if the rights or the economic situation of the limited partners Leipziger Messe GmbH and M+W are considerably adversely affected by such modification and/or termination of any of the aforesaid Agreements; exercise of an option for extension or early repayment of the Syndicated Loan Agreement or exercise of options under the Syndicated Loan Agreement which are comparable with the aforesaid options if and when the rights or the economic situation of the limited partners Leipziger Messe GmbH and M+W are adversely affected by the exercise of such option.

8.2.10 decisions in the other matters determined in the rules of procedure.

8.3 The resolutions of the partners’ committee concerning the following areas of responsibility require a unanimous vote:

8.3.1 in case of a decision pursuant to para. [***],

8.3.2 in case of a decision pursuant to para.[***].

8.3.3 in case of a decision pursuant to para. [***],

8.3.4 in case of decisions pursuant to paragraphs [***] and [***].

8.4 In case of para. [***], the resolutions of the partners’ committee shall be adopted by a majority of [***] of the votes.

8.5 Section 90 AktG [German Stock Corporation Act] applies to the reporting of the management to the partners’ committee.

Article 9 ANNUAL FINANCIAL STATEMENTS AND APPROPRIATION OF THE PROFIT/LOSS

9.1 The business year is the calendar year.

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

9.2 Within the period required by law, but not later than within the first three (3) months after the end of the business year, the General Partner shall prepare the annual financial statements according to the German Commercial Code, in compliance with the statutory classification and valuation regulations and observing the tax provisions relating to the determination of profits, and submit the same to the auditor for audit.

9.3 The auditor shall also examine compliance with the terms of the Cooperation Agreement, this Limited Partnership Agreement, the Silent Partnership Agreement and the terms of the AMD Fab 36 Cost Plus Reimbursement Agreement attached to the Cooperation Agreement as an Appendix and, as far as required pursuant to Section 53 HGrG [German Act relative to Basic Budgetary Rules], of the Fab 36 Management Service Agreement, and shall prepare a supplementary report thereon in accordance with Section 53 HGrG. Irrespective thereof, every Partner shall be entitled, at any time, at its own cost and expense, to instruct a certified public accountant or a firm of certified public accountants authorized to practice in the Federal Republic of Germany to examine compliance with the terms of the AMD Fab 36 Cost Plus Reimbursement Agreement. If the auditor establishes that the remuneration pursuant to Section 2.1 of the Fab 36 Management Service Agreement is unreasonable, the parties to the Fab 36 Management Service Agreement are to renegotiate the remuneration. In the event that no agreement is reached, the Partners shall be entitled to institute arbitration proceedings pursuant to Article 18.

9.4 The annual financial statements along with the audit report and the supplementary report as well as the auditor’s certificate shall, promptly but not later than five (5) months after the end of the respective business year, be submitted to the Partners together with the General Partner’s proposal for the appropriation of the profit/loss.

9.5 Unless otherwise agreed hereinafter, the Partners shall participate in the profit determined according to the German Commercial Code in the proportion of their accounts pursuant to para. 4.2 (including contribution account III); the AMD Limited Partners only shall participate in any loss amongst them in the proportion of their accounts pursuant to para. 4.2:

9.5.1 A loss shall be debited to the loss carryover account and a profit shall be credited to the current account, unless any other appropriation of the profit is decided by the partners’ meeting by resolution pursuant to Section 9.5.3.

9.5.2 If the loss carryover accounts show a loss carryover, the profit shares attributable to the AMD Limited Partners for the following years shall first of all be credited to the loss carryover accounts of the AMD Limited Partners.

9.5.3 The partners’ meeting may decide by unanimous resolution (para. 7.8.5) that the net income for the year/profit shares of Leipziger Messe GmbH and of M+W be credited to the profit reserve accounts in whole or in part. Irrespective thereof, the profit shares of Leipziger Messe GmbH and of M+W according to Section 9.5.4 for the business years ending on 12/31/2006 or later shall be attributed to the current accounts at the end of the relevant business year as far as permissible under the Syndicated Loan Agreement. The profit shares of Leipziger Messe GmbH and of M+W for the business years ending on 12/31/2005 or earlier shall be attributed to the respective profit netting accounts of such Partners at the end of the relevant business year. The balance of the profit netting accounts of Leipziger Messe GmbH and of M+W as per 12/31/2006 shall be credited to the current accounts of these two Partners as of 12/31/2006 as far as permissible under the Syndicated Loan Agreement.

9.5.4 The profit shares of Leipziger Messe GmbH and of M+W amount to at least 11 % per annum of the aggregate amount of their paid in limited partners’ contributions I and II, regardless of whether or not a distributable profit is realized and regardless of the amount of any such profit. The profit shares of Leipziger Messe GmbH and of M+W amount to no more than 13 % per annum, again related to the aggregate amount of their paid in limited partners’ contributions I and II. The profit share amounts to [***] per annum for each month in which [***] Wafer outs per month are achieved at Fab 36 and [***] per annum for each month in which over [***] Wafer outs per month are achieved, otherwise [***] p.a.

9.5.5 If and to the extent that the profit of the Partnership is insufficient to cover the profit shares pursuant to para. 9.5.4 - and in case of a loss -, the respective amount shall be debited to the loss carryover accounts of the AMD Limited Partners among them in the proportion of their accounts pursuant to para. 4.2.

9.5.6 If and to the extent that profits exceed the profit claims of Leipziger Messe GmbH and of M+W pursuant to para. 9.5.4, such profits shall be due to the AMD Limited Partners in the proportion of their accounts pursuant to para. 4.2.

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

9.6 The limited partners shall not be obligated to provide additional funds, even in case of liquidation. Section 171 (1) HGB remains unaffected.

9.7 Withdrawals may be made only up to an amount equal to the credit balance on the current account and – within the scope of Section 3.7 Sentence 2 – up to an amount equal to the credit balance on the contribution account III without a separate partner resolution (or according to the Partner Resolution pursuant to Section 3.7 Sentence 3, respectively) being required. Irrespective thereof, the AMD Limited Partners may withdraw sums equal to the taxes on income attributable to their interest in the Partnership without a separate partner resolution being required.

Article 10 DISPOSITION OF SHARES, OPTIONS

10.1 If a limited partner intends to transfer its limited partner’s interest to a company which is affiliated with such limited partner within the meaning of Section 15 AktG [German Stock Corporation Act], the other limited partners must give their consent if and when the following conditions are fulfilled:

10.1.1 The acquiring company must accede to all agreements concluded by and between the Partners in connection with the participation.

10.1.2 It must be ensured that the limited partner’s interest will be transferred back to the transferring Partner if and when the acquiring company ceases to be a company affiliated with the transferring Partner within the meaning of Section 15 AktG or the acquiring company engages in the design, development, production or distribution of semiconductor products, directly or indirectly (hereinafter “Competing Entity”). Companies of the AMD Group are not deemed to be such Competing Entity.

10.1.3 Furthermore, in case of Leipziger Messe GmbH, Leipziger Messe GmbH or the Free State of Saxony must, directly or indirectly, hold an interest in excess of 50% in the acquiring company and such acquiring company may not hold a majority interest in an other company, which is directly or indirectly engaged in the design, the development, the production or the distribution of semiconductor products, and has no such company as direct or indirect partner/shareholder.

10.2 If and to the extent that Leipziger Messe GmbH and/or M+W are outvoted by the AMD Partners in the partners’ meeting or in the partners’ committee in any of the matters specified in para. 10.2.1 through and including para. 10.2.4 hereinafter, the outvoted Partner shall be entitled to offer all of its limited partner’s interests to the AMD

Limited Partners for purchase. If the outvoted Partner exercises its rights, the AMD Limited Partners shall be obligated to purchase themselves, or to cause one or two or more third parties of their choice to purchase, all limited partner’s interests from such Partner; in the latter case, no consent of the partners’ meeting shall be required for the sale and the transfer of the limited partner’s interest(s) to the third party/third parties:

10.2.1 increase of the Capital Accounts pursuant to para. 4.2, except increase of the Capital Accounts of the AMD Partners by way of cash contribution, provided that, in deviation from para. 7.7, sentence 4, first half-sentence, the increased capital shall carry no voting right,

10.2.2 consent to the disposition of shares of the AMD Partners in the Partnership if and to the extent that there is good cause conflicting with such disposition, except in the cases specified in para. 10.1, and consent to admission of partners, if and to the extent there is good cause to reject such admission,

10.2.3 investments insofar as the investment volume according to the applicable business plan is exceeded significantly, i.e. by more than [***] million per annum, or more than [***] million in total, unless such investments are financed through own or borrowed funds of companies of the AMD Group. Excluded herefrom are investments brought forward or delayed within the context of the business plan,

10.2.4 reduction of the share of the AMD Partners in the Partnership below 50 % or termination of the operative management (Section 17 AktG) by the AMD Partners.

10.3 The put option pursuant to para. 10.2 may be exercised by notice in writing to the AMD Limited Partners within two (2) weeks from adoption of the resolution by the partners’ meeting, and must be notified to the Partnership. In such case, every AMD-Limited Partner shall be entitled to require within four (4) weeks from receipt of the put option that the adoption of the resolution concerned be repeated at a new partners’ meeting. If the originally outvoted Partner and the AMD Limited Partners vote in the same way at such meeting, the put option shall thereupon terminate

10.4 In the event that the put option pursuant to para. 10.2 is exercised, the purchase price shall be determined pursuant to para. 10.5.2.

***	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested pursuant to the Confidential Treatment Request dated August 6, 2004 .

10.5 Leipziger Messe GmbH and M+W shall be entitled to sell their limited partner’s interests to third parties (subject to paragraph 10.5.1) except Competing Entities or to offer them to the AMD Limited Partners (put option) five (5) years after the date when they completely paid in their limited partners’ contributions I and II (para. 3.3) and their silent partner’s contribution under the Silent Partnership Agreement. Leipziger Messe GmbH and M+W shall thereafter have the same right every three (3) years. Exercise of the put option must be declared not later than one (1) year before the date on which it is to take effect. In the event that the put option is exercised, the AMD Limited Partners undertake to acquire the limited partner’s interests of Leipziger Messe GmbH and/or of M+W or to designate one or two or more third parties which acquire such limited partner’s interests; in the latter case, no consent of the partners’ meeting shall be required for the sale and the transfer of the limited partner’s interest(s) to the third party/third parties. Upon first exercise of the put option pursuant to sentence 1, Leipziger Messe GmbH shall also be entitled to offer only one sixth of its limited partner’s interest in lieu of the total limited partner’s interest; the claim for consideration shall accordingly be reduced in the same proportion.

10.5.1 Leipziger Messe GmbH and M+W grant the AMD Limited Partners a right of first refusal for their shares and shall transmit a written duplicate original of the agreement of purchase and sale to the AMD Limited Partners. Leipziger Messe GmbH and/or M+W must be notified in writing of the exercise of the right of first refusal within two (2) months from knowledge of the agreement of purchase and sale. The AMD Limited Partners may also designate one or two or more third parties as purchaser(s); in the latter case, no consent of the partners’ meeting shall be required for the sale and the transfer of the limited partner’s interest(s) to the third party/third parties.

10.5.2 In the event that the put option is exercised, the purchase price will result from the balance on the Capital Accounts, the contribution account III, the profit netting account and the profit reserve account. The price payable by the AMD Limited Partners in case of exercise of the right of first refusal will result from the agreement between Leipziger Messe GmbH, and/or M+W on the one hand and the third party on the other hand, but shall not exceed the purchase price determined in sentence 1 (limited right of first refusal). Any claims and liabilities vis-à-vis the Partnership from the current account (para. 4.3) shall remain unaffected and will become due and payable at the effective date of the withdrawal at the latest.

10.6 The AMD Limited Partners shall be entitled to request to purchase from Leipziger Messe GmbH and/or M+W their limited partner’s interests (call option) 3.5 years after the date on which they have fully paid in their respective limited partners’

contributions I and II (Section 3.3). The AMD Limited Partners shall thereafter have the same right every three (3) years. The exercise of the call option may be declared no earlier than one (1) year and no later than four (4) weeks before the date on which it is to take effect. In case of exercise of the call option, Leipziger Messe GmbH and M+W undertake to sell their limited partner’s interests to the AMD Limited Partners or to the third party/third parties designated by the AMD Limited Partners; in the latter case, no consent of the partners’ meeting shall be required for the sale and the transfer of the limited partner’s interest(s) to the third party/third parties. In the event that the call option is exercised, the purchase price shall be in accordance with the regulation in para. 10.5.2 sentence 1 plus an amount of € 3.5 million for Leipziger Messe GmbH and of € 2.1 million for M+W.

10.7 If the AMD Fab 36 Cost Plus Reimbursement Agreement terminates pursuant to Article V para. 1 (b) thereof or otherwise on the basis of termination for good cause, Leipziger Messe GmbH and M+W shall be entitled, optionally individually or jointly, to offer all of their limited partner’s interests to the AMD Limited Partners for purchase. In this case, the AMD Limited Partners shall be obligated to purchase from Leipziger Messe GmbH and/or M+W all limited partner’s interests or cause such purchase by one or more third parties designated by the AMD Limited Partners with no consent of the partners’ meeting being required in the latter case for the sale and transfer of the limited partner’s interest(s) to the third party or the third parties. The amount of the purchase price shall be determined pursuant to para. 10.5.2 sentence 1 of this Limited Partnership Agreement.

10.8 Insofar as Leipziger Messe GmbH or M+W holds a direct or indirect majority share in a Competing Entity, the other Partners shall have the right, in proportion to their interests, to require from such Partner the transfer of its shareholding in AMD Fab 36 to it or to a third party (acquisition right) with no consent of the partners’ meeting being required in the latter case for the sale and transfer of the limited partner’s interest(s) to the third party or the third parties. In the event that the acquisition right is exercised, the provisions on compensation under para. 10.5.2 sentence 1 shall apply. If one or more Partners do not exercise this acquisition right, the acquisition right shall accrue to the Partner(s) who exercise(s) the acquisition right. In addition, the Partners with direct or indirect interests in a Competing Entity are strictly prohibited from disclosing to the Competing Entity technical information, including information regarding the technology to manufacture Wafers.

10.9 In all cases in which the AMD Partners are entitled and/or obligated hereunder to acquire limited partner’s interests from other Partners, the AMD Limited

Partners may also opt for withdrawal of the Partner concerned and accrual of such Partner’s limited partner’s interest to the remaining Partners; in this case, the same conditions apply as in case of purchase of the limited partner’s interest. Withdrawal and accrual shall be subject to the condition precedent that the compensation is paid within twenty (20) calendar days from the withdrawal date. The AMD Partners shall be liable for the claims of the withdrawing Partner besides the Partnership. In addition, AMD, Inc. shall be entitled, in all cases referred to in sentence 1, to directly acquire the relevant limited partner’s interests (genuine contract in favor of a third party).

10.10 The interests may not be encumbered and, in particular, no pledging, usufruct, granting of subinterests or a legal position by which a Partner holds a fiduciary position, shall be permissible without approving partner resolution pursuant to para. 7.1.6. The same applies to the transfer and encumbering of rights and/or duties hereunder, except payment claims of a Partner and except rights and duties of the AMD Partners and of AMD Inc. in connection with rights of first refusal, put options, call options and acquisition rights and duties regarding shares. Pledging of shares, in whole or in part, (including realization, in particular, by way of public auction) to secure a loan raised for the purpose of effecting the limited partner’s contribution, acquiring the limited partner’s interest or for funding the Partnership shall be permissible without special consent of the partners’ meeting; this applies to any pledging by Leipziger Messe GmbH and M+W with the proviso that the pledge contract is concluded only subject to the condition subsequent of acquisition of the interests concerned after payment of the purchase price as a result of exercise of any of the acquisitions rights, call options, put options and rights of first refusal specified in Article 10. Likewise, no consent of the partners’ meeting shall be required for the transfer of the partner’s interests of Leipziger Messe GmbH, of M+W and the Second General Partner to Dresdner Bank AG in case of realization of security interests in the partnership interests of the AMD Limited Partners created in favor of the lenders within the meaning of the Syndicated Loan Agreement.

10.11 Notwithstanding the regulations in Article 10, any disposition of shares shall be permissible only to the extent not conflicting with the obligations under the Federal/State Guaranty Decision (as amended).

Article 10a SPECIAL AGREEMENTS CONCERNING THE SECOND GENERAL PARTNER

10.a.1. The Second General Partner undertakes, upon request of Fab 36 Holding, at any time, to assign its interest in the Partnership to a natural person or to a company which is subject to German company law as designated by Fab 36 Holding. Such assignment shall be without consideration.

10a.2 The Partners, here and now, agree to such assignment in advance.

10a.3 The Second General Partner hereby authorizes Fab 36 Holding to fully represent the Second General Partner within the framework of the assignment of the interest in the Partnership with Fab 36 Holding being exempted from the restrictions of Section 181 BGB.

10a.4 All Partners undertake, immediately after conclusion of this Limited Partnership Agreement, to confer on Fab 36 Holding an irrevocable notarized authority to notify the withdrawal of the Second General Partner from the Partnership and the entry of the party acquiring the partnership interest of the Second General Partner in the Partnership to the Commercial Register.

Article 11 TERM AND TERMINATION

11.1 The Partnership is established for an indefinite period of time. This Limited Partnership Agreement and thus accession by Leipziger Messe GmbH and by M+W shall only take effect upon entry of Leipziger Messe GmbH and M+W as limited partners in the Commercial Register.

11.2 Every Partner may terminate the Partnership by giving notice to the other Partners by registered letter with return receipt subject to twelve (12) months’ notice with the termination being effective at the end of a business year, the first time as of 31 December 2015. The date of mailing of the notice letter shall be decisive for establishing observance of the notice period. The right to give notice of early termination for good cause shall remain unaffected.

11.3 The terminating Partner shall withdraw from the Partnership. The Partnership shall be continued by the other Partners.

11.4 Each personally liable partner shall withdraw from the Partnership upon its dissolution. The limited partners shall be obligated, unless Article 12 applies, in time before the withdrawal takes effect, to form a legal person with respective articles of association and to accept the same as personally liable partner or to accept one or two or more limited partners as personally liable partner. Failing this within one (1) month from withdrawal of both personally liable partners and if Article 12 does not apply, the Partnership is deemed dissolved unless a natural and/or domestic legal person is personally liable partner in addition to the withdrawing personally liable partners.

Article 12 EXPULSION OF A PARTNER / COMPULSORY ASSIGNMENT

12.1 The partners’ meeting may decide by resolution to expel a Partner or to transfer its share to the other Partners in the proportion of their capital shares or to a third party if and when there is good cause therefor within the meaning of Section 133 HGB; the Partner concerned has no voting right in this case.

12.2 There is good cause, in particular, if and when

12.2.1 bankruptcy proceedings are opened against the assets of a Partner or the institution of such proceedings is rejected for lack of assets,

12.2.2 execution is levied against the share of a Partner and such levy of execution is not set aside within one (1) month from commencement thereof, at the latest by the time when the limited partner’s interest is realized,

12.2.3 a Partner violates a material obligation resulting from the shareholding and fails to discontinue such violation despite a warning,

12.2.4 a Partner tries to sell its share (in whole or in part) without the consent of the Partnership required pursuant to para. 7.1.6,

12.2.5 a Partner gives notice of termination of this Limited Partnership Agreement or files an action for dissolution.

12.3 The voting right of the Partner concerned shall, as far as legally permissible, be suspended from the date of the partner resolution directing the redemption or the (compulsory) transfer of the share.

12.4 In addition to the events provided by law (Section 131 (3) HGB), AMD Fab 36 LLC shall withdraw from the Partnership without a specific partner resolution if

12.4.1 a ground for termination according to Section 21of the Syndicated Loan Agreement entered into between the Partnership, Dresdner Bank AG and the other lenders dated as of 21 April 2004, as amended (“Syndicated Loan Agreement”) exists and the Syndicated Loan Agreement has been terminated by the lenders (the “Banks” within the meaning of the Syndicated Loan Agreement of 21 April 2004); or

12.4.2 proceedings have been applied for or instituted in respect of AMD Inc. or AMD Fab 36 LLC:

(a) seeking (i) to have an order for relief entered or seeking (ii) the declaration that AMD Inc. or AMD Fab 36 LLC is bankrupt or seeking (iii) dissolution, winding-up, rescission of the Limited Partnership Agreement or declaration that the Limited Partnership Agreement is invalid, terminated or no longer applicable, liquidation, restructuring, conclusion of a settlement agreement or similar relief with respect to AMD Inc. or AMD Fab 36 LLC, its property or its assets or liabilities under any law relating to bankruptcy, insolvency, composition, debt discharge, protection of creditors, termination or dissolution of legal entities or any other similar law now or hereafter in effect; or

(b) seeking appointment of a receiver, liquidator, trustee or (other) fiduciary or other sequestrator for all (or substantially all) of the property of AMD Inc. or of AMD Fab 36 LLC in non-bankruptcy proceedings which result in the registration or the approval of registration of such appointment;

(c) and which in either of (a) or (b) above are not dismissed within sixty (60) days of the commencement of such proceedings or such appointment; or

12.4.3 AMD Inc. or AMD Fab 36 LLC voluntarily suspends transaction of business; stops payments; makes a general assignment for the benefit of its creditors (unless these are identical with the lending banks of the Partnership under the Syndicated Loan Agreement or such banks agree to the assignment); applies for or institutes any of the proceedings described in para. 12.4.2 hereof, or consents to or acquiesces in any relief, declaration, finding or any other measure within the meaning of para. 12.4.2 (whether or not any such proceedings have been applied for or instituted); or consents to or acquiesces in the taking possession of all or substantially all of its property by a trustee within the meaning of para. 12.4.2; or causes itself its dissolution or winding up, or, without the consent of the aforesaid lending banks, rescinds its articles of incorporation (or any other incorporation document) or declares the same invalid, terminated or no longer applicable, or liquidates itself or a substantial part of its property; or takes any corporate or similar action in furtherance of any of the foregoing, without the approval of the aforesaid lending banks, or

12.4.4 execution is levied against the share of AMD Fab 36 LLC in the Partnership or against the share of AMD Inc. in AMD Fab 36 LLC by third parties other than the lending banks within the meaning of para. 12.4.3 and such execution is not stayed within two (2) months from a request to AMD Fab 36 LLC and/or to AMD Inc., at the latest on or before realization of the share.

12.5 If and to the extent that the withdrawal of AMD Fab 36 LLC in any of the events referred to in para. 12.4 above - for any reason whatsoever - has not been validly agreed upon, AMD Fab 36 LLC shall, at any rate, lose all voting, management and representation rights upon occurrence of the circumstances referred to in para. 12.4.1 through 12.4.4.

12.6 Upon occurrence of any of the circumstances referred to in Article para.12.4.1 through 12.4.4, the position of Fab 36 Admin will change to that of a personally liable partner which will then hold all management and representation rights held by AMD Fab 36 LLC until such point in time. As from such date, Fab 36 Admin will have the votes of the General Partner specified in para. 7.7.

12.7 Following the withdrawal of AMD Fab 36 LLC, the Partnership will be continued by the remaining Partners as a limited partnership with Fab 36 Admin as further general partner.

12.8 Para. 12.4 shall apply also if the Partnership is in the process of liquidation.

12.9 In addition to the events provided by law (Section 131 (3) HGB), Fab 36 Holding shall withdraw from the Partnership if and when the opening of bankruptcy or similar proceedings against its assets is rejected for lack of assets. This shall apply also if the Partnership is in the process of liquidation. The Partnership will be continued by the remaining Partners.

12.10 If bankruptcy or similar proceedings are opened against the assets of Fab 36 Admin or the opening of such proceedings is rejected for lack of assets, or if the Partnership is terminated by Fab 36 Admin or by a creditor of Fab 36 Admin, Fab 36 Admin will not withdraw from the Partnership, notwithstanding Section 131 (3) HGB. The Partnership will be dissolved (liquidating phase) and be continued as a liquidation partnership until its termination.

12.11 The Partner concerned shall withdraw from the Partnership immediately upon occurrence of any of the grounds for withdrawal referred to in this clause 12.

12.12 Expulsion of Fab 36 Admin or compulsory transfer of its limited partner’s interest to another Partner shall be permissible only after a third party will have joined the Partnership as general partner or as limited partner. Such party must be a shelve company acquired by Fab 36 Holding from a known provider of shelve companies. The same applies to the compulsory transfer of the share of Fab 36 Admin to a third party.

Article 13 COMPENSATION

A compensation shall be paid to the Partner in all cases of withdrawal pursuant to para. 11.2 in connection with 11.3 and pursuant to Article 12. The compensation shall be determined in analogous application of para. 10.5.2 sentence 1.

Article 14 LIQUIDATION

14.1 The Partnership will be liquidated by the General Partner as liquidator after dissolution of the Partnership.

14.2 The liquidation proceeds remaining after satisfaction of the creditors shall first of all be used to repay any credit balance on the contribution account III to the Partner concerned. The proceeds remaining thereafter shall be due in priority to Leipziger Messe GmbH and M+W, among them in the proportion of their compensation claims pursuant to Article 13, up to an amount equal to the claims pursuant to Article 13 and thereafter to the AMD Limited Partners. The same applies mutatis mutandis in case of final distribution of the surplus in the event of bankruptcy of the Partnership pursuant to Section 199 InsO [German Bankruptcy Code].

Article 15 AUTHORITY FOR THE COMMERCIAL REGISTER

Every Partner except Fab 36 Holding shall be obligated to confer a notarially authenticated authority on Fab 36 Holding to represent the respective partner vis-à-vis the commercial register in matters concerning the Partnership, except the application for registration of its withdrawal from the Partnership or, in case of the limited partners, of a change in its limited partner’s interest.

Article 16 NOTIFICATIONS

The notifications of the Partnership shall be made in the Federal Gazette [Bundesanzeiger].

Article 17 PARTIAL INVALIDITY AND AMENDMENTS

17.1 If any provision of this Agreement or a provision inserted in this Agreement in the future is or will be invalid or unenforceable, in whole or in part, or if this Agreement contains a gap, this shall not affect the validity of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or to fill the gap, a reasonable regulation shall apply which, as far as legally permissible, most nearly achieves what has been intended by the contract parties or what they would have intended according to the purpose and the meaning of this Agreement if they had considered the issue.

If the invalidity or unenforceability of a provision is due to a specific extent of performance or a specific time (deadline or date) fixed therein, the legally permissible extent or time which comes closest to the provision shall be deemed stipulated.

17.2 All agreements concerning the shareholding as between and among the Partners or as between the Partnership and the Partners shall be valid only if in writing, unless a partner resolution or notarial recording is required. This applies also to a waiver of the requirement of written form.

Article 18 Arbitration Agreement

18.1 All disputes arising from or in connection with this Agreement or regarding its validity shall be conclusively decided in accordance with the Rules of Arbitration of the Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS) ousting the jurisdiction of the courts of law

18.2 The place of the arbitration proceedings shall be Dresden.

18.3 The number of arbitrators shall be three (3).

18.4 German substantive law shall apply.

18.5 The arbitration proceedings shall be conducted in German.

Dresden, 21 April 2004

/s/ Dr. Hans-Raimund Deppe	/s/ Matthias Rose
AMD Fab 36 LLC Dr. Hans-Raimund Deppe Manager	LM Beteiligungsgesellschaft mbH Matthias Rose Managing Director

/s/ Dr. Hans-Raimund Deppe	/s/ Dr. Hans-Raimund Deppe
AMD Fab 36 Holding GmbH Dr. Hans-Raimund Deppe Managing Director	AMD Fab 36 Admin GmbH Dr. Hans-Raimund Deppe Managing Director

/s/ Josef Rahmen /s/ Matthias Rose	/s/ Authorized Persons
Leipziger Messe GmbH Josef Rahmen, Geschäftsführer Matthias Rose, Prokurist	Fab 36 BeteiligungsGmbH